EXHIBIT 99.1

Sussex Bancorp	Contact: Candace Leatham
399 Route 23	Executive Vice President
Franklin, NJ 07416	/Treasurer
(973) 827-2914

SUSSEX BANCORP ANNOUNCES INCREASED FIRST QUARTER 2007 EARNINGS;
SECURITIES PORTFOLIO RESTRUCTURING
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FRANKLIN, NEW JERSEY– April 19, 2007– Sussex Bancorp (NASDAQ: “SBBX”) today     announced its financial results for the first quarter ended March 31, 2007.  Highlights included:
•	A 21.5% increase in net income;
•	A 21.1% increase in earnings per share;
•	A 17.8% increase in net loans year over year;
•	The early adoption of SFAS 159 and a restructuring of the Company’s investment securities portfolio to enhance the yield on the portfolio.

For the quarter ended March 31, 2007, the Company earned net income of $724,000, an increase of approximately 21.5 percent over net income of $596,000 for the first quarter of 2006.   Basic and diluted earnings per share for the first quarter of 2007 were $0.23, a $0.04 increase over the $0.19 basic and diluted earnings per share that were reported for the first quarter of 2006.

The Company’s net interest income decreased $66 thousand, or 2.3%, to $2.8 million for the quarter ended March 31, 2007 from $2.9 million for the first quarter of 2006. The Company’s interest income increased $811 thousand to $5.4 million for the three months ended March 31, 2007 from $4.6 million for the first quarter of 2006. However, the Company’s interest expense increased $877 thousand to $2.5 million for the first quarter of 2007 from $1.7 million for the first quarter of 2006.   The increase in interest expense reflects both an increase in the average balance of interest bearing deposits and an increase in the average rate paid on interest bearing deposits, reflecting the continued competitive market for deposits in the Company’s trade area.

The Company’s non-interest income increased to $1.6 million for the quarter ended March 31, 2007 from $1.3 million for the first quarter of 2006, offsetting the decline in net interest income.  The increase in non-interest income is attributable to increased insurance commissions and brokerage fees on the sale of non-deposit products.

The Company’s total deposits increased to $294.0 million at March 31, 2007 from $272.4 million at March 31, 2006. The Company’s total loans increased $41.1 million to $270.7 million at March 31, 2007 from $229.6 million at March 31, 2006.   At March 31, 2007 the Company had total assets of $357.3 million, compared to total assets of $326.4 million at March 31, 2006.   The loan loss provision for the first quarter of 2007 was $108 thousand compared to $216 thousand for the same period last year.

The Company also announced that effective January 1, 2007 it elected to early adopt Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, including an amendment of FASB Statement No. 115 and No. 157 Fair Value Measurements.  SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates.  Upon adoption, the Company identified approximately $14.3 million in securities with lower yields from the available for sale portfolio.  Prior to the adoption of SFAS No. 159, the Company intended to hold these securities until a market price recovery or possibly to maturity.  The initial fair value measurement of these items resulted in an approximately $262,000 cumulative-effect adjustment, net of tax, recorded as a reduction in retained earnings as of January 1, 2007. Under SFAS No. 159, this adjustment will not be recognized in current earnings. This charge to retained earnings has no overall impact on total shareholders’ equity because the fair value adjustment had previously been included as an element of shareholders’ equity in the accumulated other comprehensive loss account.  The Company recorded an unrealized fair market value trading gain of $46 thousand in the first quarter of 2007 upon adoption of SFAS 159.  The Company anticipates selling these securities during the second quarter of 2007. The Company also anticipates using the proceeds to purchase securities with an average yield of 5.20%, which should increase the Company’s interest income from its investment portfolio by $182 thousand per year starting in the second quarter of 2007.

Sussex Bancorp also announced that its Board of Directors declared a cash dividend of $0.07 per share, payable on May 25, 2007 to shareholders of record as of May 6, 2007.

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

ASSETS	March 31, 2007	March 31, 2006	December 31, 2006
	(Unaudited)	(Unaudited)

Cash and due from banks	$7,783	$10,742	$10,170
Federal funds sold	2,665	11,780	11,995
Cash and cash equivalents	10,448	22,522	22,165

Interest bearing time deposits with other banks	100	500	100
Trading assets	13,476	-	-
Securities available for sale	44,945	58,354	54,635
Federal Home Loan Bank Stock, at cost	1,277	890	1,188

Loans receivable, net of unearned income	270,740	229,614	262,276
Less: allowance for loan losses	3,428	2,824	3,340
Net loans receivable	267,312	226,790	258,936

Premises and equipment, net	8,172	6,688	7,794
Accrued interest receivable	1,685	1,439	1,910
Goodwill	2,820	2,820	2,820
Other assets	7,017	6,384	6,749

Total Assets	$357,252	$326,387	$356,297

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$37,215	$51,978	$40,083
Interest bearing	256,696	220,456	255,687
Total Deposits	293,911	272,434	295,770

Borrowings	20,239	13,288	18,251
Accrued interest payable and other liabilities	2,708	2,156	2,529
Junior subordinated debentures	5,155	5,155	5,155

Total Liabilities	322,013	293,033	321,705

Total Stockholders' Equity	35,239	33,354	34,592

Total Liabilities and Stockholders' Equity	$357,252	$326,387	$356,297

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
INTEREST INCOME
Loans receivable, including fees	$4,653	$3,813
Securities:
Taxable	396	353
Tax-exempt	250	261
Federal funds sold	92	149
Interest bearing deposits	1	5
Total Interest Income	5,392	4,581

INTEREST EXPENSE
Deposits	2,208	1,372
Borrowings	222	191
Junior subordinated debentures	113	103
Total Interest Expense	2,543	1,666

Net Interest Income	2,849	2,915
PROVISION FOR LOAN LOSSES	108	216
Net Interest Income after Provision for Loan Losses	2,741	2,699

OTHER INCOME
Service fees on deposit accounts	319	320
ATM fees	87	82
Insurance commissions and fees	854	733
Investment brokerage fees	157	52
Other	169	104
Total Other Income	1,586	1,291

OTHER EXPENSES
Salaries and employee benefits	1,782	1,639
Occupancy, net	313	271
Furniture, equipment and data processing	338	278
Stationary and supplies	46	51
Professional fees	139	178
Advertising and promotion	104	185
Insurance	46	58
Postage and freight	40	52
Amortization of intangible assets	37	33
Other	395	384
Total Other Expenses	3,240	3,129

Income before Income Taxes	1,087	861
PROVISION FOR INCOME TAXES	363	265
Net Income	$724	$596

SUSSEX BANCORP COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2007			2006
	Average		Average	Average		Average
Interest earning assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$23,640	$328	5.63%	$24,178	$356	5.96%
Taxable	34,149	396	4.70%	36,546	353	3.92%
Total securities	57,789	724	5.08%	60,724	709	4.73%
Total loans receivable (4)	266,252	4,653	7.09%	219,172	3,813	7.06%
Other interest-earning assets	6,819	93	5.53%	14,220	154	4.41%
Total interest earning assets	330,860	$5,470	6.70%	294,116	$4,676	6.45%

Non-interest earning assets	27,298			24,768
Allowance for loan losses	(3,385)			(2,707)
Total Assets	$354,773			$316,177

Interest bearing liabilities:
Interest bearing deposits:
NOW	$57,140	$314	2.23%	$48,402	$201	1.68%
Money market	35,400	343	3.92%	27,663	241	3.54%
Savings	39,884	90	0.91%	50,798	103	0.82%
Time	124,130	1,462	4.78%	92,147	827	3.64%
Total interest bearing deposits	256,554	2,208	3.49%	219,010	1,372	2.54%
Borrowed funds	18,777	222	4.72%	16,192	191	4.72%
Junior subordinated debentures	5,155	113	8.74%	5,155	103	7.97%
Total interest bearing liabilities	280,486	$2,543	3.68%	240,357	$1,666	2.81%

Non-interest bearing liabilities:
Demand deposits	37,294			40,491
Other liabilities	2,159			2,084
Total non-interest bearing liabilities	39,453			42,575
Stockholders' equity	34,834			33,245
Total Liabilities and Stockholders' Equity	$354,773			$316,177

Net Interest Income and Margin (5)		$2,927	3.59%		$3,010	4.15%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets